BRANDES INVESTMENT TRUST

AMENDED MULTIPLE CLASS PLAN

This Amended Multiple Class Plan (this “Plan”), dated October 1, 2008, is adopted pursuant to Securities and Exchange Commission Rule 18f–3 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan shall govern the terms and conditions under which Brandes Investment Trust (the “Trust”) may issue separate classes of shares representing interests in the Funds listed in Appendix B, all series of the Trust (each a “Fund” and together the “Funds”).  To the extent that a subject matter herein is covered by the Trust’s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1.  Rights and Obligations.

Except as set forth herein, all classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions.  The only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses as discussed under Section 3 of this Plan; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class; (d) each class may have different exchange privileges; and (e) each class may be offered to different types of investors.

SECTION 2.  Classes of Shares and Designation Thereof.

Each Fund may offer any or all of the following classes of shares:

(a)
Class I Shares.  “Class I Shares” will be offered with no sales charges, transaction fees or distribution (Rule 12b-1) fees.  Class I Shares (except for those of the Institutional International Equity Fund) will be subject to shareholder service fees at an annual rate of up to 0.05% of average daily net assets attributable to the Class I Shares.  Class I Shares for the Institutional International Equity Fund do not charge shareholder service fees.  Class I Shares do not automatically convert into shares of any other class.

(b)
Class E Shares.  “Class E Shares” will be offered with no sales charges, transaction fees or distribution (Rule 12b-1) fees.  Class E Shares will be subject to shareholder service fees at an annual rate of up to 0.25% of average daily net assets attributable to the Class E Shares.  Class E Shares do not automatically convert into shares of any other class.

(c)
Class S Shares.  “Class S Shares” will be offered with no sales charges or transaction fees.  Class S Shares will be subject to (i) shareholder service fees at an annual rate of up to 0.25%, and (ii) distribution (Rule 12b-1) fees at an annual rate of up to 0.25%, of average daily net assets attributable to the Class S Shares.  Class S Shares do not automatically convert into shares of any other class.

SECTION 3.  Allocation of Expenses.

(a)
Class Expenses.  Each class of shares may be subject to different class expenses consisting of: (1) shareholder service fees, if applicable to a particular class; (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class; (3) Securities and Exchange Commission (“SEC”) and blue sky registration fees incurred separately by a particular class; (4) litigation or other legal expenses relating solely to a particular class; (5) printing and postage expenses related to the preparation and distribution of class-specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class; (6) expenses of administrative personnel and services as required to support the shareholders of a particular class; (7) audit or accounting fees or expenses relating solely to a particular class; (8) Trustee fees and expenses incurred as a result of issues relating solely to a particular class; (9) distribution (Rule 12b-1) fees, if applicable to a particular class; and (10) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, the “Class Expenses”).

(b)
Other Expenses.  Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated in accordance with Rule 18f-3 (c).

(c)
Waivers and Reimbursements of Expenses.  Brandes Investment Partners, L.P. (the “Adviser”) and any other provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross–subsidization between classes.

SECTION 4.  Allocation of Income.

The Funds will allocate income and realized and unrealized capital gains and losses in accordance with Rule 18f-3 (c).

SECTION 5.  Exchange Privileges.

A class of shares of a Fund may be exchanged only for the same class of shares of another Fund.  All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in Appendix A.

SECTION 7.  Effective Date.

This Plan shall not take effect with respect to a Fund until (a) a majority of the Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act), find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole, and (b) an amendment to the Trust’s registration statement under the 1940 Act and the Securities Act of 1933, as amended, with respect to multiple classes of the Fund has become effective.

SECTION 8.  Amendments.

This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in item (a) of Section 7 above.

APPENDIX A TO
MULTIPLE CLASS PLAN
OF
BRANDES INVESTMENT TRUST

EXCHANGE PRIVILEGES

SECTION 1. TERMS AND CONDITIONS OF EXCHANGES.

Shareholders of the Funds may participate in exchanges as described below.  An exchange is permitted only in the following circumstances:

(a)
the exchange must be between the same class of shares (e.g., Class I Shares of one Fund cannot be exchanged for Class E Shares of another Fund, nor can Class I Shares of one Fund be exchanged for Class E Shares of that same Fund);

(b)	the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the Fund acquired through such exchange;

(c)	the shares of the Fund acquired through exchange must be qualified for sale in the state in which the shareholder resides;

(d)	the exchange must be made between accounts having identical registrations and addresses;

(e)	the full amount of the purchase price for the shares being exchanged must have already been received by the Trust;

(f)
the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W–8 (certificate of foreign status) or Form W–9 (certifying exempt status) must have been received by the Trust;

(g)
newly acquired shares (through either an initial or subsequent investment) must be held in an account for at least ten days, and all other shares are held in an account for at least one day, prior to the exchange; and

(h)	certificates (if any) representing shares must be returned before shares can be exchanged.

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Because excessive exchanges can harm a Fund’s performance, the Trust does not accommodate frequent purchases and redemptions of Fund shares and reserves the right to restrict, reject or cancel, without any prior notice, any purchase or exchange order, including transactions representing excessive trading (accounts under common ownership or control and accounts with the same taxpayer identification number will be counted together).  The Adviser and the Trust’s transfer agent currently monitor for various patterns in trading activity in client accounts, including omnibus accounts, such as a purchase and sale of approximately the same amount of shares of a Fund (a “round trip”) more than twice in any twelve month period.  These parameters are subject to change.  The Trust reserves the right to refuse exchanges by any person or group if, in the Adviser’s judgment, a Fund would be unable effectively to invest the money in accordance with its investment objective and policies, or would otherwise be potentially adversely affected.  A shareholder’s exchanges may be restricted or refused if a Fund receives, or the Adviser anticipates, simultaneous orders affecting significant portions of that Fund’s assets and, in particular, a pattern of exchanges coinciding with a “market timing” strategy.  Although the Trust attempts to provide prior notice to affected shareholders when it is reasonable to do so, it may impose these restrictions at any time.  The Trust reserves the right to terminate or modify the exchange privileges of Fund shareholders in the future.

THE EXCHANGE PRIVILEGE IS NOT AN OPTION OR RIGHT TO PURCHASE SHARES BUT IS PERMITTED UNDER THE RESPECTIVE POLICIES OF THE PARTICIPATING FUNDS, AND MAY BE MODIFIED OR DISCONTINUED BY THE TRUST OR BY THE ADVISER OR DISTRIBUTOR OF THE FUNDS AT ANY TIME, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT NOTICE.

Shares to be exchanged will be redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form is received, as described in the applicable prospectus.  Exchange requests received after the required time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day.

In the event of unusual market conditions, the Trust reserves the right to reject any exchange request if, in the judgment of the Adviser, the number of requests or the total value of the shares that are the subject of the exchange are likely to place a material burden on a Fund.  For example, the number of exchanges by investment managers making market–timing exchanges may be limited.

SECTION 2. FEES.

There is no fee for exchanges between the Funds.

SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE EXCHANGES.

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APPENDIX B TO
MULTIPLE CLASS PLAN
OF
BRANDES INVESTMENT TRUST

FUNDS	CLASSES

Brandes Institutional International Equity Fund	Class I Shares Class E Shares

Brandes Institutional Global Equity Fund	Class I Shares Class E Shares

Brandes Institutional Core Plus Fixed Income Fund	Class I Shares Class E Shares Class S Shares

Brandes Institutional Enhanced Income Fund	Class I Shares Class E Shares Class S Shares

As last approved by the Board on __________, 2008.

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